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                 NEW ENGLAND ENERGY INCORPORATED
                       Statement of Income
                   Periods Ended June 30, 1998
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                                                Quarter                 Six Months
                                                -------                 ----------

Other income/(expense):
 Interest expense                                           -              (.2)
                                                        -------      ----------
      Net loss                                                         -             $     (.2)
                                                                  =======           ==========

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